Exhibit 99.1

Celsion Announces Closing of $18.4 Million in Financing

Triggers Conversion of All Preferred Stock

COLUMBIA, MD — July 25, 2011 — Celsion Corporation (the “Company”) (NASDAQ:CLSN) today announced the closings of its previously announced sales of an aggregate of $18.4 million of the Company’s securities, of which $13.0 million was from institutional investors in a registered direct offering and an additional $5.4 million was from other investors in a private placement.

The Company received approximately $17 million in net proceeds from the offerings, after deducting placement agent fees and estimated offerings expenses.

In the registered direct offering, the investors received approximately 3.0 million shares of the Company’s common stock and warrants potentially exercisable for up to 914,305 additional shares of its common stock. The securities were sold in units at a price of $4.2575 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.3 shares of common stock.

In the private placement, other institutional investors, a member of the Company’s Board of Directors, and an investor affiliated with another member of the Company’s Board of Directors received approximately 1.3 million shares of the Company’s common stock and warrants potentially exercisable for up to 512,412 additional shares of its common stock. The securities were sold in units at a price of $4.27 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.4 shares of common stock.

The warrants in the offerings are immediately exercisable at a price of $4.22 per share, for total potential additional proceeds to the Company of up to approximately $6 million upon exercise of the warrants. The warrants will expire in five years.

The estimated net proceeds to the Company from the common stock purchased in the offerings are expected to be approximately $17 million. The Company intends to use the net proceeds from the offerings for general corporate purposes, including the funding of the clinical development of its product pipeline of cancer drugs.

The closing of the registered direct offering triggers the mandatory conversion of all of the Company’s outstanding preferred stock to common stock after the Company has notified the holders of the Company’s preferred stock of the conversion. As of July 19, 2011, 839 shares of 8% Series A Redeemable Convertible Preferred Stock were outstanding, which are convertible into 349,582 shares of our common stock.  No other shares of preferred stock were outstanding at that time.

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ:RODM), acted as the exclusive placement agent for the offerings.

A shelf registration statement relating to the shares of common stock issued in the registered direct financing and the shares of common stock issuable upon exercise of the warrants issued in the registered direct offering has been filed with the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the registered direct offering has also been filed with the SEC. Copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov, from Rodman & Renshaw, LLC, 1251 Avenue of the Americas, 20th Floor, New York, NY 10020, by calling (212) 356-0549 or emailing info@rodm.com, or from Celsion Corporation, 10220-L Old Columbia Road, Columbia, Maryland 21046-2364, Attn: Investor Relations.

A resale registration statement relating to the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants issued in the private placement shall be filed with the SEC within thirty (30) days.

Additional Information:

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the Company’s estimate of net proceeds and offering expenses and the amount of potential proceeds from the exercise of the warrants. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact

David Pitts

Argot Partners

212-600-1902

David@argotpartners.com